Exhibit 99.3

Capital Availability

Assumes no property sales, no additional cash flow, no additional consolidated refinancings

(as of April 29, 2010)

($ thousands)
	2010	2011	2012
Capital Sources:
Line commitments combined	$713,833	$—	$—
Outstanding line balance – 4/29/10	—	—	—
Line maturity – 2/11/11 & 2/11/12 (1)	—	(113,833)	—

Line Availability	713,833	583,035	296,349
Cash balance – 4/29/10	120,400	—	—
Forward equity offering (net of costs)	235,000	—	—

Funding Availability before Capital Requirements	1,069,233	583,035	296,349

Capital Requirements:
Financing requirements – maturing consolidated debt	(168,984)	(207,089)	(250,000)
Assumed equity requirement to refinance maturing JV mortgage debt	(140,007)	(54,286)	(6,149)
Costs to complete in-process developments (2)	(52,374)	(7,311)	(5,322)
Derivative settlement	(11,000)	(18,000)	—

Total Capital Requirements	(372,365)	(286,686)	(261,472)

Total Capital Availability	$696,868	$296,349	$34,877

(1)	Assumes $600 million refinance of 2/11/12 line expiration
(2)	Net of tenant reimbursements, but exclusive of out parcel proceeds